As filed with the Securities and Exchange Commission on August 4, 2025
Registration No. 333- 271873
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NV5 Global, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		45-3458017
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

200 South Park Road,	Suite 350
Hollywood,	Florida	33021
(Address of principal executive offices)		(Zip Code)
Richard Tong
Executive Vice President and General Counsel
NV5 Global, Inc.
200 South Park Road, Suite 350
Hollywood, Florida 33021
(954) 495-2112
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mitchell S. Nussbaum
Norwood P. Beveridge
Lili Taheri
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
If this Form is a Registration Statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated Filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES
NV5 Global, Inc., a Delaware corporation (“NV5”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-271873) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on May 12, 2023 registering an indeterminate amount of shares of NV5’s common stock or preferred stock, fractional shares of preferred stock represented by depositary shares, warrants to purchase debt securities, common stock, preferred stock and/or depositary shares, rights to purchase common stock or other securities, debt securities, units, purchase contracts for the purchase or sale of common stock, preferred stock, and/or depositary shares and any combination of such securities, to deregister any and all securities registered but unsold or otherwise unissued under such Registration Statement as of the date hereof.
On August 4, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated May 14, 2025, by and among Acuren Corporation, a Delaware corporation (“Acuren”), Ryder Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acuren (“Merger Sub I”), Ryder Merger Sub II, Inc., a Delaware corporation and wholly owned direct, subsidiary of Acuren (“Merger Sub II”) and NV5, Merger Sub I merged with and into NV5, with NV5 surviving such merger as the surviving corporation (the “Initial Surviving Corporation”) and continuing as a direct wholly owned subsidiary of Acuren, and (ii) immediately thereafter, the Initial Surviving Corporation merged with and into Merger Sub II, with Merger Sub II continuing its existence as the surviving corporation as a direct wholly owned subsidiary of Acuren.
As a result of the completion of the transactions contemplated by the Merger Agreement, NV5 has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by NV5 in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, NV5 hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and NV5 hereby terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Hollywood, Florida on August 4, 2025.

NV5 GLOBAL, INC.
a Delaware corporation

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Executive Chairman
Note: No other person is required to sign this Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.